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                                                                   Exhibit 99.2


FOR IMMEDIATE RELEASE:                          For Further Information:
                                                Lisa O'Connor
                                                Investor Relations
                                                412-937-3319

                                                Tom Loftus
                                                Corporate Communications
                                                412-937-3382


INTERSTATE HOTELS CORPORATION REJECTS UNSOLICITED PROPOSAL
AND REAFFIRMS SUPPORT OF LEHMAN GROUP INVESTMENT


Pittsburgh, Pennsylvania, October 5, 2000 -- Interstate Hotels Corporation (Nasdaq:IHCO) today announced that it has received an unsolicited third-party proposal to purchase all of the shares of common stock of the Company for $4.125 per share in cash. The conditional proposal is subject to the completion of due diligence over a 30-day period, the receipt of third-party consents and the negotiation of definitive agreements.

The Board of Directors of the Company has determined that pursuing this proposal is not in the best interest of the Company's stockholders and has reaffirmed its recommendation that stockholders approve the previously announced investment by an investor group led by Lehman Brothers. The stockholders meeting to approve the Lehman transaction is scheduled for October 16, 2000. The Lehman group has agreed to invest $30 million in convertible preferred stock and notes of the Company, arrange for a line of credit of at least $25 million and invest in a joint venture with the Company, which the Company and the Lehman group believe can acquire up to $300 million in hotel assets that will be managed by the Company.

Interstate Hotels Corporation operates approximately 160 hotels with more than 30,000 rooms in 38 states in the United States as well as Canada, the Caribbean and Russia. For more information, visit www.interstatehotels.com.